Exhibit 99.1

Contact:	Scott J. Bowman
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT PROVIDES BUSINESS UPDATE AND ADJUSTS
 FULL YEAR GUIDANCE

BIRMINGHAM, Ala. (August 7, 2014) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today provided preliminary results for the second quarter ended August 2, 2014, and revised earnings expectations for the fiscal year ended January 31, 2015.

Preliminary Unaudited Second Quarter Results
Net sales for the 13-week period ended August 2, 2014 are expected to increase 4.2% to $194.0 million compared with $186.2 million for the 13-week period ended August 3, 2013.  Comparable store sales are expected to increase 0.1% for the second quarter.

Gross profit is expected to be 33.4% of net sales for the 13-week period ended August 2, 2014, compared with 34.3% for the 13-week period ended August 3, 2013.  This decline primarily results from increased markdowns related to reducing slow selling and aged inventory.  Management expects that gross profit will continue to be impacted by increased markdowns in the near term, but this impact should moderate as fiscal year-end approaches.  Gross profit is also expected to be impacted by store occupancy and logistics costs, as these expenses are expected to increase as a percentage of net sales due to lower than anticipated comparable store sales.

Store operating, selling and administrative expenses were in line with internal expectations, but are expected to be higher as a percentage of net sales due to lower than anticipated comparable store sales.

Based on second quarter trends for comparable store sales and gross profit, earnings per diluted share for the 13-week period ended August 2, 2014 are expected to be in the range of $0.30 to $0.32, compared with $0.40 reported for the 13-week period ended August 3, 2013.  Hibbett Sports plans to report full second quarter results on August 22, 2014.

Jeff Rosenthal, President and Chief Executive Officer, stated, "A more cautious consumer led to weaker than anticipated traffic in the second quarter.  Although we were disappointed with our overall comparable store sales, there was a slight improvement in July as we moved into the back to school season.  As a result, we anticipate a healthier back to school shopping period.  We continue to be very pleased with new store openings and new store productivity, and feel confident that new stores will continue to add meaningful revenue growth."

The Company anticipates that earnings per diluted share will be in the range of $2.63 to $2.73 for the 52 weeks ending January 31, 2015, with comparable store sales increasing in the low single-digit range for the year.  This compares to previous guidance of earnings per diluted share in the range of $2.78 to $2.98, and comparable store sales increasing in the low-to-mid single-digit range.  The Company will provide more information and updates when it reports full second quarter results.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the South, Southwest, Mid-Atlantic and Midwest regions of the United States.  The Company's primary store format is Hibbett Sports, a 5,000-square-foot store located in strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding net sales, comparable store sales, gross profit, inventory markdowns, sales trends, gross profit trends, earnings per diluted share and new store revenue growth.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 31, 2014 and in our Quarterly Report on Form 10-Q filed on June 9, 2014. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

End of Exhibit 99.1